NEWS RELEASE

SOUTHWESTERN ENERGY ELECTS JOHN GASS TO THE BOARD OF DIRECTORS

Houston, Texas – November 7, 2012...The Board of Directors of Southwestern Energy Company (NYSE: SWN) announced today that, effective November 1, 2012, John D. Gass has been elected to the Board for a term expiring at the annual meeting of stockholders in 2013, at which time his continued service will be subject to stockholder approval. With the election of Mr. Gass, the Board of Directors currently has twelve (12) members.

Mr. Gass has an extensive background in the oil and gas industry, with 38 years of professional experience. From 1974 until 2012, he held positions of increasing responsibility both domestically and abroad in engineering, operations and senior management at Chevron Corporation, where he most recently served as Corporate Vice President and President of Chevron Gas and Midstream before his retirement. Mr. Gass holds a Bachelor's Degree in Civil Engineering from Vanderbilt University and a Master’s Degree in Civil Engineering from Tulane University. He also serves on the Committee of Visitors for the Vanderbilt School of Engineering and is on the Advisory Board for the Vanderbilt Eye Institute. He is a member of the American Society of Civil Engineers and the Society of Petroleum Engineers.

Southwestern Energy Company is an independent company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Brad D. Sylvester, CFA

Vice President, Investor Relations

(281) 618-4897

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